Exhibit 10.1

DATED  October 15, 2019

(1)TRANSENTERIX, INC.
(2)    GREAT BELIEF INTERNATIONAL LIMITED

AMENDED AND RESTATED AUTOLAP SYSTEM SALE AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made on October 15, 2019.
BETWEEN:

(1)	TransEnterix, Inc., a company incorporated in Delaware, USA, with SEC File No. 000-19437 whose principal executive office is at 635 Davis Drive, Suite 300, Morrisville NC USA 27560 ("Seller"); and

(2)
Great Belief International Limited, a company incorporated in British Virgin Islands under number 2364376 whose registered office is at P. O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands. ("Buyer")

(each of the "Seller" and the "Buyer" being a "Party" and together the "Seller" and the "Buyer" are the "Parties").
BACKGROUND:

(A)	The Seller has developed the Autolap System.

(B)
The Parties were signatories to that certain AutoLap System Sale Agreement, dated July 3, 2019 (the “Original Agreement”), however, the Buyer do not make the payments required under the Original Agreement and the Parties have agreed to amend and restate the Original Agreement.

(C)	The Seller has agreed to sell and transfer the System and the System Assets to the Buyer, and the Buyer has agreed to purchase the same, subject to the terms and conditions in this Agreement.
IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

"agreed form"
means a form which has been agreed by the Parties and which has been duly executed or initialled by them or on their behalf for identification purposes with any alterations that may be agreed between the Parties in writing;

"Ancillary Agreements"	means the Cross-License Agreement and the IPR Assignments;
"Business Day"
In respect of any action to be taken by the Buyer, means any day on which the companies in PRC are generally open for business in the PRC, including a Saturday or Sunday which the PRC government temporarily declares to be a working day, but excluding a statutory holiday, a Saturday or Sunday other than a Working Rest Day, and a weekday which the PRC government temporarily declares to be a rest day; in respect of any action to be taken by the Seller, means a day, other than a Saturday, Sunday or public holiday, on which banks are open for non-automated commercial business in the United States and Business Days means more than one of them;

"CFDA"	means the China Food and Drug Administration;
"Closing 1"	means the first completion of the sale and purchase of the System in accordance with clause 4 of this Agreement;
"Closing 2"	means the second completion of the sale and purchase of the System and System Assets in accordance with clause 6;
"Consideration"	means the sum specified in clause 3.1;
" Cross-License Agreement"
means an agreement between Buyer and Seller, to be entered into at Closing 2 in the form indicated in Schedule 5, wherein: (a) Seller grants to Buyer the right to use the Platform Software and the Licensed Patents, in each case solely for manufacture, use or sale of the System; (b) Buyer grants back to Seller the right to use the System IPR and any Intellectual Property Rights in improvements to the System IPR or to the System;

"Encumbrance"
means any mortgage, charge, pledge, lien or other security interest of any kind, and any right of set off, assignment by way of security, trust or other agreement or arrangement whatsoever for the purpose of providing security or having similar effect to the provision of security and Encumbrances means more than one of them;

"Intellectual Property Rights"
means copyright, rights in inventions, patents, know-how, trade secrets, trademarks and trade names, service marks, design rights, rights in get-up, database rights and rights in data, semiconductor chip topography rights, rights in software, rights in domain names and social media accounts, the right to sue for passing off, utility models, and all similar rights and, in each case:
(a)    whether registered or not;
(b)    including any applications to protect or register such rights;
(c)    including all renewals and extensions of such rights or applications;
(d)    whether vested, contingent or future; and
(e)    wherever existing;

"IPR Assignments"
means the Assignment Agreement for the System IPR, including the System Software, in the form provided at Schedule 6, and any other assignments as may be signed by the parties to effect the transfer of the System IPR, including the System Software to the Buyer;

“Licensed Patents”	Means the patents indicated in Schedule 2, Part 2, as well as any divisionals, continuations, etc. of those patents
"Nominated Account"	means the Seller's account as set forth in Schedule 4 to this Agreement;
"OEM Manufacturers"	means Novatec Ltd. and Medimor Ltd., companies based in Israel that prior to the date of this Agreement manufactured the AutoLap System under contract with and on behalf of the Seller;
"Platform Software"	means certain software utilized in the System as of the date of this Agreement and described in Schedule 2, Part 1.
"Registration Agent"	means Xizang Haisco Pharmaceutical Group Co. Ltd., the agent engaged by the Seller to undertake medical device registration for the System with the CFDA.
"Registration Information"
means all material test or trial results, analysis, protocols, correspondence, filings, drawings or descriptions, specifications, System information and any other work product of any kind produced, prepared or compiled by the Registration Agent in connection with CFDA registration for the System, and necessary or convenient for Buyer to continue to progress the CFDA registration.

"System"	means the laparoscope positioning system previously marketed by MST – Medical Surgical Technologies Ltd as the ‘AutoLap’ System.
"System Assets"	means the System Capital Goods, the System Information, the System IPR, and the System Software and System Asset means one of them;
"System Capital Goods"	means the System Stock and the System Tooling and Equipment, including those listed in Schedule 1, Part 4;
"System Information"
means all drawings, specifications, procedures, manuals, and other information, know-how and techniques in any form which wholly or partially relate to all or any part of the System design, manufacture, installation, operation, calibration and testing, marketing, or maintenance;

"System IPR"
means the Intellectual Property Rights included in the System Assets; with respect to patents means in particular the patents indicated in Schedule 1 Part I, as well as any divisionals, continuations, etc. of those patents, and with respect to trademarks, means in particular the trademark applications indicated in Schedule 1, Part 3;

"System Software"
means the computer software incorporated into the System, as further described in Schedule 1, Part 2 (not including the Platform Software, or any third party development tools, such as Microsoft Development Tools);

"System Stock"	means stores, raw materials and components purchased for incorporation into the System, spare parts, and work-in-progress, together with finished products of the System or parts thereof;
"System Tooling and Equipment"	means all equipment, machinery, special tooling, moulds, jigs, fittings, and other assets owned by the Seller and used exclusively in the manufacture of the System at the date of this Agreement;
"Warranties"	means the representations and warranties set out in Schedule 3 and Warranty means one of them.

1.2	Unless the context otherwise requires:

1.2.1	each gender includes the other genders;

1.2.2	the singular includes the plural and vice versa;

1.2.3	references to clauses, Schedules or Appendices are to clauses, Schedules and Appendices (if any) of this Agreement;

1.2.4	references to this Agreement include its Schedule and Appendices (if any);

1.2.5	references to persons include individuals, unincorporated bodies, government entities, companies and corporations;

1.2.6	the words 'including' or 'includes' mean including or includes without limitation;

1.2.7	clause headings do not affect their interpretation; and

1.2.8	references to legislation include any modification or re-enactment thereof before the date of this Agreement.

2.	SALE AND PURCHASE OF THE SYSTEM AND THE SYSTEM ASSETS

2.1	Subject to the terms and conditions of this Agreement the Seller will sell, free and clear from all Encumbrances, and the Buyer will buy, the System and System Assets.

2.2	In addition, at Closing 2 the parties shall enter into the Cross-License Agreement under which:

2.2.1
Seller will license Buyer to use the Platform Software and the Licensed Patents, which license shall be irrevocable by Seller, perpetual in term and royalty-free to Buyer, in each case solely for manufacture, use or sale of the System; and

2.2.2
Buyer will grant back to Seller a license to use the System IPR and any Intellectual Property Rights in improvements to the System IPR or to the System which license shall be irrevocable by Buyer and perpetual in term and royalty-free to Seller.

3.	CONSIDERATION

3.1	The total consideration for the transfer by Seller to Buyer of the System and the System Assets shall be US$17,000,000.

3.2	The consideration shall be paid as follows:

3.2.1
US$3,000,000 by no later than October 16, 2019; provided, that If the payment under this clause 3.2.1 is not made by October 16, 2019, this Agreement shall have no force and effect and shall be invalid;

3.2.2	Delivery of an irrevocable, confirmed Letter of Credit (“LC”) for US$13,000,000 at Closing 2, which Closing 2 shall occur no later than October 31, 2019 at 5:00 p.m. EDT; and

3.2.3	US$1,000,000 by no later than December 15, 2019 by no later than 5:00 p.m. EST.

3.3	The LC shall be delivered to Seller no later than October 31, 2019 and shall include the following LC release conditions precedent to full availability to the Seller:

3.3.1	the System Capital Goods shall have been delivered to Buyer's designated carrier as required by clause 5.1;

3.3.2	the System Capital Goods and System Assets shall be able to be delivered by Buyer free and clear of all Encumbrances; and

3.3.3	the Parties shall execute the Ancillary Agreements.

3.4
All sums payable under this Agreement are exclusive of VAT (or similar tax) and shall be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law. If any deduction or withholding is required by law the Buyer shall pay to the Seller such sum as will, after the deduction or withholding has been made, leave the Seller with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. For the avoidance of doubt, Seller shall be solely responsible for, and Buyer's obligation in the previous sentence shall not apply to, any fees charged by Seller's own bank, and any taxes, levies or assessments required by the government in the Seller's location.

4.	CLOSING 1

4.1
Closing 1 shall take place no later than October 16, 2019; provided, however, this Agreement shall be executed by the Parties by October 15, 2019 5:00 p.m. EDT USA and held in escrow by the Parties for release at Closing 1.

4.2	At Closing 1, the matters set out in clauses 4.2.1 and 4.2.2 shall be transacted.

4.2.1	The Seller shall deliver:

(a)	this Agreement released from escrow, as duly executed by the Seller as of October 15, 2019; and

(b)
a certified copy of the resolutions of the Seller's board of directors approving the transaction and authorising the execution and delivery of this Agreement and other documents required to be signed by the Seller in accordance with this Agreement.

4.2.2	The Buyer will deliver:

(a)
The US$3,000,000 in the Nominated Account required by clause 3.2.1, receipt of which sum in such account by such date shall constitute a good discharge to the Buyer in respect of its obligation under clause 3.2.1;

(b)	this Agreement, released from escrow, duly executed by the Buyer as of October 15, 2019; and

(c)
a certified copy of the board resolutions of the Buyer authorising the execution and delivery of this Agreement and the other documents required to be signed by the Buyer in accordance with this Agreement;

4.3
If either Party fails or is unable to perform any obligation required to be performed by it under clause 4.2 at Closing 1 or within the time periods set forth in clause 4.2, the other Party shall not be obliged to complete its obligations under clause 4.2, the sale and purchase of the System and System Assets, or any other terms of this Agreement, and may unilaterally terminate this Agreement. In addition, if, for any reason, the remaining payments are not made to the Seller in a timely manner in accordance with this Agreement, the Seller shall be entitled to retain the $3,000,000 paid to it under clause 3.2.1.

4.4
If this Agreement terminates pursuant to clause 4.3, each Party’s further rights and obligations cease immediately on termination, save that clauses 1 (Definitions and interpretation), 10.6 (Entire agreement), 10.10 (Costs), 11 (Notices), 12 (Confidential information) and 13 (Governing law and jurisdiction) shall remain in full force and effect and termination shall not affect any Party’s accrued rights and obligations at the date of termination.

5.	DELIVERY OF SYSTEM CAPITAL GOODS

5.1
The Seller shall, within two (2) Business Days after Closing 2, deliver the System Capital Goods to Buyer's designated carrier. The System Capital Goods will be delivered on an Ex Works (Incoterms 2010) basis to Buyer's designated carrier at Seller's chosen premises in the United States. Buyer will be responsible, on a timely basis, for taking delivery of the System Capital Goods, and for arranging and paying all costs in relation to shipping, insurance, export and import clearance, and customs duties.

5.2
The Buyer or its affiliate shall maintain shipping insurance on the System Capital Goods through arrival at their final destination, in a minimum amount of US$5,000,000, and the Seller shall be named as the beneficiary on the policy of insurance. Buyer shall provide proof of such insurance prior to taking delivery of the System Capital Goods in accordance with clause 5.1.

5.3
Risk of loss in the System Capital Goods will pass upon delivery to Buyer's designated carrier at Seller's premises, and title will pass on the Seller's receipt of full payment as provided for in clause 6.2.2.

5.4
The failure of Buyer (or its affiliate) to take delivery of the System Capital Goods within forty-five (45) days after Buyer makes the goods available in accordance with clause 5.1, shall constitute a material breach of this Agreement.

5.5	Buyer shall keep Seller informed of progress in the transportation of the System Capital Goods.

5.6	In any case that the Seller fails to deliver the System Capital Goods to Buyer’s affiliate’s in accordance with clause 5.1, this Agreement and its Ancillary Agreements shall automatically terminate.

6.	CLOSING 2

6.1	Closing 2 shall take place on or before October 31, 2019, 5:00 p.m. EDT.

6.2	At Closing 2, the matters set out in clauses 6.2.1 through 6.2.3 shall be transacted.

6.2.1	The Seller shall procure the delivery of, make available or procure the availability to the Buyer of:

(a)	possession of digital copies of current versions of all of the following:

(i)	the System Information;

(ii)	the Registration Information (to the extent available);

(iii)	the System Software (source code and compiled versions);

(iv)	the Platform Software (compiled versions only)

6.2.2	The Seller, or a subsidiary of the Seller, and Buyer shall execute, or cause to be executed, and enter into:

(a)	the Cross-License Agreement;

(b)	in respect of the System IPR, the duly executed IPR Assignment in the agreed forms; and

6.2.3	The Letter of Credit described in clause 3.2.2 will be released from all conditions and fully eligible to be tendered by the Seller for immediate payment.

6.3
If either Party fails or is unable to perform any of its obligation required to be performed by it under clause 6.2 at Closing 2, the other Party shall not be obliged to complete its obligations under clause 6.2, the sale and purchase of the System and the System Assets, or any other terms of this Agreement, and may unilaterally terminate this Agreement, in which case:

6.3.1	All of the executed Ancillary Agreements will automatically terminate;

6.3.2
If termination of this Agreement is caused by the Buyer’s failure to perform any of its obligation required to be performed by it under clause 6.2 at Closing 2, Buyer shall promptly return or procure the return of all of the System Capital Goods to Seller's designated premises in the United States, at Buyer's own risk and expense; and

6.3.3
If termination of this Agreement is caused by the Seller’s failure to perform any of its obligation required to be performed by it under clause 6.2 at Closing 2, Buyer shall promptly return or procure the return of all of the System Capital Goods to Seller's designated premises in the United States, at Seller's own risk and expense;

6.3.4
Upon return of the System Capital Goods in accordance with clause 6.3.2 or 6.3.3, Seller shall return all funds received by it from Buyer under clause 3.2.2 prior to that date; provided, however, for the avoidance of doubt Seller is entitled to retain the US$3,000,000 paid under clause 3.2.1 as damages; and if the failure of Closing 2 is a result of Seller's failure to perform any of its other obligations hereunder, the Buyer will be entitled to claim damages and compensation including but not limited to its expenses for shipping the System Capital Goods from the US to Hong Kong.

6.4
If this Agreement terminates pursuant to clause 6.3, each Party’s further rights and obligations cease immediately on termination, save that clauses 1 (Definitions and interpretation), 6.3 (consequences of termination), 10.6 (Entire agreement), 10.10 (Costs), 11 (Notices), 12 (Confidential information) and 13 (Governing law and jurisdiction) shall remain in full force and effect, and termination shall not affect any Party’s accrued rights and obligations at the date of termination.

7.	ACTIONS AFTER CLOSING 2
After the conclusion of Closing 2, the Parties will have the following rights and obligations.

7.1	Further acts - transfer of Registration Information

7.1.1	It is anticipated that Buyer will not use the services of the Registration Agent, but will use its own designated agent for the CFDA registration.

7.1.2	The Parties will use commercially reasonable efforts so that the Buyer can procure the Registration Agent's cooperation with the transfer of the Registration Information to Buyer or its designee.

7.1.3
For a period of up to six months after Closing 2, Seller shall provide support to Buyer to ensure that the Registration Information is complete, and to respond to any reasonable queries that Buyer may have with respect to the Registration Information or the steps undertaken prior to Closing 1 in preparation for CFDA registration.

7.1.4	Seller shall bear up to US 1,000,000 of any fees and expenses of the Registration Agent in regard to the undertakings under clauses 7.1.2 and 7.1.3.

7.2	Transfers of registered System IPR
Seller shall cooperate with Buyer to do or procure to be done all acts and things reasonably required to record the transfer of the registered System IPR (being all patents, and trademarks within the System IPR) to the Buyer through official filings with the relevant registration authorities. Seller will provide proof of its commercially reasonable efforts to complete these filings within 10 Business Days after Closing 2.

7.3	Knowledge transfer and support

7.3.1
Seller shall provide all necessary resources and support to ensure a full and complete transfer of the System IPR, and any transfer necessary under the Cross License Agreement, and, further to clause 7.3.2, will use its commercially reasonable efforts to make Buyer / OEM Manufacturer personnel working with the System understand the technology and methods embodied in the System and necessary for its manufacture and servicing.

7.3.2
At no cost to Buyer, Seller shall provide reasonable support in the first six months after Closing 2 to Buyer. For the avoidance of any doubt, when support is demanded by the Buyer, Seller shall provide personnel that are qualified to support. Support shall be provided on a timely basis when requested by the Buyer either remotely (as a preference), at OEM Manufacturer's facility in Israel, or at Seller's facility in the US, as agreed by Buyer and Seller on an on-going basis. Seller and Buyer will each be responsible for its own costs of travel etc. in respect of such support services. If additional support beyond that provided for above is required by Buyer in any period, Buyer may purchase such additional support services from Seller at Seller's then current standard rates for technical services, and subject to reimbursement of Seller's reasonable costs for travel, etc.

7.3.3
Seller will introduce Buyer to the OEM Manufacturers with a view to facilitating Buyer's establishment of arrangements with the OEM Manufacturers for production of the System. However, it will be Buyer's sole responsibility to negotiate, enter into and ensure performance of any agreement with the OEM Manufacturers.

8.	WARRANTIES

8.1	The Seller represents, warrants and undertakes to the Buyer that at Closing 1 and Closing 2 the Warranties set out in Schedule 3, Part A, are true, accurate and not misleading.

8.2	The Buyer represents, warrants and undertakes to the Seller that at Closing 1 and Closing 2 the Warranties set out in Schedule 3, Part B, are true, accurate and not misleading.

8.3
For the purpose of this clause 8 the term fairly and reasonably disclosed means disclosed in such manner and in such detail as to enable a reasonable person to make an informed and accurate assessment of the matter concerned.

8.4
Each Party acknowledges that the other has entered into this Agreement on the basis of such Warranties. For the avoidance of doubt, claims in relation to breach of the representations and warranties when made by the Parties may be brought for 24 months after the commencement of sales of the System by Buyer.

8.5	Each of the Warranties is a separate warranty and will not be limited or restricted by reference to the terms of any other Warranty or any other term of this Agreement.

8.6
The System is sold "as is". The Seller makes no warranties or representations other than those in Schedule 3, and excludes to the full extent permitted by law any other warranties whatsoever, including without limitation any warranties as to the suitability of the System for any particular purpose, as to its merchantability or marketability, or as to Buyer's ability to obtain any regulatory approvals in relation to the System.

9.	LIABILITIES AND INDEMNITY

9.1	Definitions
In this clause:

"Losses"
means all damages, liabilities, demands, costs, expenses, claims, actions and proceedings (including all consequential, direct, indirect, special or incidental loss or punitive damages or loss, legal and other professional fees, cost and expenses, fines, penalties, interest and loss of profit or any other form of economic loss (including loss of reputation))

"Minimum Liability"	means US$50,000;
"Claim Period"
means the period following Closing 2 and continuing until 24 months after the commencement of sales of the System by Buyer, except (i) all covenants and agreements of the Parties shall continue until fully performed or complied with, and (ii) with respect to any claim made by the Seller under the Registration Agent Claim, any such claim shall continue for the maximum period permitted under applicable law.

“Registration Agent Claim”
means any indemnity claim made by the Seller against the Buyer for any Losses in excess of the US$1,000,000 set forth in clause 7.1.4 for any indemnity the Seller provides in favor of the Registration Agent arising from or in connection with the performance or termination of the Registration Agent Agreement by the parties thereto.

“Registration Agent Agreement”
means that certain Distribution Agreement, dated June 4, 2015, by and between the Seller (or any affiliate of the Seller) (as successor-in-interest to MST Medical Surgery Technologies Ltd.) and the Registration Agent, as amended from time to time and a reference to a claim is a reference to a claim by a Party on the grounds indicated in clause 9.2.

9.2	Indemnity
Each Party will, to the extent that a claim does not arise from the negligence or wilful default of the other Party, on demand indemnify and keep indemnified the other Party from and against all Losses suffered or incurred by the other Party arising out of or in connection with:

9.2.1	any act or omission by the first Party that is in breach of this Agreement;

9.2.2	any breach of the Warranties by the first Party, provided that the claim is issued and served on the other Party during the Claim Period;

9.2.3
any third party claim relating to the provision, supply or use of the System, provided that in the case of a third party claim brought against Buyer, the third party claim is served on the Buyer during the Claim Period.

9.3	De minimis claims
Neither Party shall be liable for a claim if the liability of the other Party for that claim when added to the total liability of the other Party under all previous claims does not exceed in aggregate the Minimum Liability.

9.3.1
Once the total of the claims exceeds in aggregate the Minimum Liability, the breaching Party shall be liable for the whole amount of such claim and not just for the amount exceeding the Minimum Liability.

9.3.2	No single claim may be made against a Party under the Warranties if the amount to be claimed does not exceed US$10,000.

9.4	Maximum liability

9.4.1
Except in the event of intentional misrepresentation or fraud, the aggregate liability of the Seller or Buyer (as the case may be) in respect of all claims for breach of the Warranties shall not exceed US$ 5,000,000. Notwithstanding the foregoing, any claim made by the Seller under or in connection with the Registration Agent Claim, or any claim by either Party for intentional misrepresentation or fraud, shall each not be subject to the Maximum Liability, and the Buyer is entitled to make any such claim for any Losses it may have suffered or incurred.

9.4.2
In addition, notwithstand clause 9.3, any claim made by the Seller under or in connection the Registration Agent Claim, or any claim by either Party for intentional misrepresentation or fraud, shall not be subject to the Minimum Liability, and the Buyer is entitled to make any such claim for any Losses it may have suffered or incurred.

9.5	Pre-Notice of a claim
The claiming Party shall not bring a claim against the other Party unless written notice has been given to the other Party within sixty (60) days after the claiming Party becomes aware of the grounds for a claim, providing details of the nature of the claim in reasonably sufficient detail and, so far as practicable, the amount claimed.

9.6	Specific Limitations

9.6.1	Neither Party shall be able to bring a claim against the other if and to the extent that:

(a)
the breach on which the claim is based occurs as a result of any legislation not in force at the date of this Agreement taking effect retrospectively, any increase in the rates of taxation in force at that date or as a consequence of a change in the interpretation of the law in any jurisdiction after the date of this Agreement,

(b)	the claim relates to any loss for which the Party is indemnified by insurance.

9.6.2
If a Party is prevented by clause 9.6.1 from bringing any claim in whole or in part, the losses, costs or damages the Party would have sought to recover in such claim shall not be taken into account when calculating the Minimum Liability.

9.6.3
No claim shall be made by a Party in relation to a fact, omission, if the Party has actual, constructive or imputed knowledge of the fact, omission, circumstance or occurrence at the time of execution of this Agreement.

9.7	Conduct of claims
When a Party becomes aware of any third party claim that might give rise to a claim against the other Party out of or in relation to the System or System Assets, having given notice to the other Party in accordance with clause 9.5, the first Party shall:

9.7.1	not make any admission of liability or agreement or compromise with any party without prior consultation with and the agreement of the other Party;

9.7.2	take such action to avoid, dispute, resist, appeal, compromise or contest the dispute as the other Party may request, at the other Party's expense; and

9.7.3
make available to the other Party all information required and available to enable the other Party to avoid, dispute, resist, appeal, compromise or contest the claim and any liability connected with the claim, provided that the first Party shall not be obliged to take any action which is likely to materially prejudice the System or the first Party.

9.8	Recovery from third parties
If a Party receives any payment or benefit from any policy of insurance or any third party other than the other Party as a result of the circumstances giving rise to a claim, and the other Party has made payment to the first Party in respect of that claim, the first Party shall as soon as practicable after receipt, pay to the other Party an amount which is the lesser of the amount of the payment or benefit received from the insurer or other third party and the payment received from the other Party, having deducted all costs, charges and expenses reasonably incurred by the first Party in obtaining the payment or benefit.

9.9	General

9.9.1	Nothing in this clause shall in any way diminish Parties' obligation to take reasonable measures to mitigate their losses.

9.9.2
If any potential claim arises by reason of a liability that is contingent only, then the Seller shall not be under any obligation to make any payment for that claim until such time as the contingent liability becomes actual.

9.9.3
The Buyer confirms to the Seller that it is not at the date of this Agreement, and after discussion with its accountants and attorneys, aware of any matter or thing that in its reasonable opinion would or may give rise to any claim.

9.9.4
Nothing contained in this clause or any other terms of this Agreement shall affect any claim or other action by the Buyer in the case of fraud or other dishonesty or any omission or wilful or fraudulent misstatement the Seller or its agents may make or commit.

10.	MISCELLANEOUS

10.1	Variation
Variations to this Agreement will only have effect when agreed in writing and signed by each of the Parties.

10.2	Severability
If any provision of this Agreement (wholly or partly) is or becomes illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. If such provision would be legal, valid and enforceable if part of it were deleted or amended, the provision will apply with the required deletion or amendment provided that neither Party suffers any materially adverse effect.

10.3	Waiver
Unless otherwise agreed in writing, no failure, delay, indulgence, act or omission by either Party in exercising any right or remedy will be deemed a waiver of that, or any other, right or remedy.

10.4	Further assurance
From time to time after Closing 1 or Closing 2, as applicable, as and when requested by any Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, and shall provide, or cause to be provided, all such further or other cooperation, in each case as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party agrees, from time to time after Closing 1 or Closing 2, as applicable, at either Party’s request, to execute, acknowledge, and deliver to the other Party such other instruments of conveyance and transfer, and take such other actions and execute and deliver such other documents, certifications, and further assurances, as the requesting Party may reasonably require in order to consummate the purchase of the System and the System Assets.

10.5	Assignment

10.5.1
Except as otherwise agreed by the Parties, neither Party may assign or grant an Encumbrance over or deal in any way with any of its rights under this Agreement; provided, however, that Seller shall have the right to freely transfer all of its rights and obligations under this Agreement to any party acquiring substantially all, or a major part, of the business and/or assets of the Seller, as long as the successor assumes all of Seller’s obligations to Buyer; and Buyer shall have the right to freely transfer all of its rights and obligations under this Agreement to any party acquiring substantially all, or a major part, of the business and/or assets of the Buyer, as long as the successor assumes all of Buyer’s obligations to Seller under this Agreement.

10.6	Entire agreement
This Agreement and documents referred to in it represent the entire agreement between the Parties and supersede all previous agreements and understanding of the Parties relating to acquisition of the System made available in this Agreement whether written or oral (including, for the avoidance of doubt, the Original Agreement). Further, each Party acknowledges that it does not rely on, and shall have no remedy in respect of any statement, representation, assurance or warranty (whether of fact or law made innocently or negligently).

10.7	No joint venture or agency
The Parties are independent contractors, and nothing in this Agreement is intended to create any joint venture or agency relationship between the Parties. No Party may purport to create or assume any obligation on behalf of the other.

10.8	Succession
This Agreement will bind and benefit each Party’s respective successors and permitted assignees. Any successor and/or assignee shall in its own right be able to enforce any term of this Agreement in accordance with its terms as if it were in all respects a party to this Agreement, but until such time, any such successor or assignee shall have no rights whether as a third party or otherwise.

10.9	Counterparts
This Agreement may be signed in any number of separate counterparts. Each, when executed and delivered by a Party, will be an original. All counterparts will together constitute one instrument.

10.10	Costs
The Parties will each pay their own costs in connection with the negotiation, preparation and implementation of this Agreement and any documents referred to in or incidental to this Agreement.

11.	NOTICES

11.1	Notices under this Agreement will be in writing and sent to the person and address in clause 11.2. They may be given, and will be deemed received:

11.1.1	by international courier: five Business Days after posting;

11.1.2	by hand: on delivery.

11.1.3	by e-mail: on the next Business Day after sending to the correct address (provided that no notice of failure of delivery is received by the sender).

11.2	Notices will be sent:

11.2.1	to the Seller at:
Anthony Fernando
Chief Operating Officer
TransEnterix, Inc.
635 Davis Drive, Suite 300
Morrisville, NC 27560 USA
afernando@transenterix.com

with copies to:
Joshua Weingard
Chief Legal Officer
TransEnterix, Inc.
635 Davis Drive, Suite 300
Morrisville, NC 27560 USA
jweingard@transenterix.com

and

Kathleen Frost
Vice President - Intellectual Property
TransEnterix, Inc.
635 Davis Drive, Suite 300
Morrisville, NC 27560 USA
kfrost@transenterix.com

11.2.2	to the Buyer at:
Wang Yan
Authorized Representative
Great Belief International Limited
1801, Peng Jing Ge Plaza,
No.1 Huguang Middle Street,
Chaoyang, Beijing 100102, China
ywang@evergrandmr.com

12.	CONFIDENTIAL INFORMATION

12.1	Neither Party will, without the other’s prior written consent, disclose:

12.1.1
the existence or terms of this Agreement; provided, however, if this Agreement or certain of its terms are material to Seller, Seller is authorized to disclose the terms of the Agreement in accordance with U.S. securities laws, including filing this Agreement with its filings with the U.S. Securities and Exchange Commission; and

12.1.2	any information relating to the customers, suppliers, methods, products, plans, finances, trade secrets or otherwise to the business or affairs of the other Party, together the Confidential Information.

12.2	Neither Party will use the other's Confidential Information except to perform this Agreement or as contemplated by this Agreement.

12.3
Disclosure of Confidential Information may be made to such of a Party's officers, employees, professional advisers and consultants as reasonably necessary to advise on this Agreement and the transaction as a whole on the condition that the disclosing Party is responsible for such third party's compliance with the obligations under this clause. Disclosure may also be made as required by law, the Securities and Exchange Commission, any stock exchange, or any other regulatory body.

12.4	Confidential Information does not include information which is:

12.4.1	publicly available, other than as a result of a breach of this Agreement by a Party; or

12.4.2	lawfully available to a Party from a third party free from any confidentiality restriction; or

12.4.3
required by law, regulation or by order or ruling of a court or administrative body of a competent jurisdiction to be disclosed (but in which case to the absolute minimum necessary) provided that the disclosing Party shall use its reasonable endeavours to first consult fully with the other Party to establish whether and, if so, how far it is possible to prevent or restrict such enforced disclosure and take all steps as it may reasonably require to achieve prevention or restriction.

12.5
Without the express written consent of Seller, Buyer shall not make any public announcement or otherwise disclose to any third party the existence of this Agreement or any agreement ancillary to it, or the fact that discussions concerning a potential collaboration are taking place, except as required by law, the Securities and Exchange Commission, any stock exchange, or any other regulatory body. In the event such a disclosure is required, Buyer shall notify Seller no less than 24 hours in advance of the disclosure.

12.6
Without the express written consent of Buyer, Seller shall not make any public announcement or otherwise disclose to any third party the existence of this Agreement or any agreement ancillary to it, or the fact that discussions concerning a potential collaboration are taking place, except as required by law, the Securities and Exchange Commission, any stock exchange, or any other regulatory body. In the event such a disclosure is required, Buyer shall notify Seller no less than 24 hours in advance of the disclosure.

13.	GOVERNING LAW AND JURISDICTION

13.1
This Agreement and any dispute or claim arising out of, or in connection with, it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of Hong Kong, excluding the United Nations Convention on the International Sale of Goods.

13.2
Any dispute, difference or claim arising out of, in connection with or relating to this Agreement shall be submitted to and finally resolved by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Commission (“HKIAC”), in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are hereby incorporated by reference into this Agreement. The arbitral tribunal shall consist of three arbitrators. One of the arbitrators shall be a national of the PRC, one a national of the US, and one of a third country. The arbitral proceedings shall be conducted in English.

This document has been executed by the duly authorized representatives of the Parties on the date written at the beginning of it.

Executed by TransEnterix Inc. acting by Anthony Fernando, its COO.	/s/ Anthony Fernando
Executed by Great Belief International Limited acting by Mr. Wang Yingzhi, its authorized representative.	/s/ Wang Yingzhi

14.

List of Schedules

Schedule 1        System Assets
Part 1             Patents to be Assigned
Part 2             System Software
Part 3             Trademarks and Trademark Registrations
Part 4             Inventory

Schedule 2        Intellectual Property Rights to be Licensed
Part 1             Platform Software
Part 2             Licensed Patents

Schedule 3        Warranties

Schedule 4        Nominated Account

Schedule 5        Cross License Agreement

Schedule 6        Assignment Agreement

The information contained in Schedules 1, 2, 4, 5 and 6 are not included with this filing. The Company believes the information in such Schedules is not necessary to an understanding of this Agreement and its terms. The Company will provide such Schedules to the SEC supplementally upon request.

15.

Schedule 1
WARRANTIES
PART A – Seller Warranties

1.	The Seller

1.1	The Seller is a company duly incorporated and existing under the laws of Delaware, USA.

1.2	The Seller has all requisite corporate power and authority to execute and perform this Agreement and all agreements and documents ancillary to it.

1.3	This Agreement and all agreements and documents ancillary to it constitute valid, legal, binding and enforceable obligations on the Seller.

1.4
To the Seller's knowledge, no order has been made, petition presented or resolution passed for the winding-up of the Seller and no administration order or administration application or notice of appointment of or notice of intention to appoint an administrator has been made or issued in relation to the Seller.

1.5
No receiver or administrative receiver has been appointed over any part of the System or the System Assets, no application has been made to the court for any such appointment, and no power of sale or power to appoint a receiver or administrative receiver under the terms of any charge, mortgage or security over the System Assets has become exercisable.

1.6
Performance by the Seller of the terms of this Agreement and such agreements and documents ancillary to it do not and will not conflict with or result in a breach of any of the provisions of the Seller memorandum or articles of association or any contractual, governmental or public agreement or other obligation made or given by the Seller, or any applicable laws, regulations, acts and other governmental policies especially those of the United States of America.

2.	The System Assets

2.1
The Seller or its indirect wholly owned subsidiary TransEnterix Europe, S.A.R.L., acting through its Swiss branch being established under the name “TransEnterix Europe SARL, Bertrange, Swiss Branch Lugano (the “Subsidiary”) has good title to all the System Assets and is the legal and beneficial owner of all the System Assets. No System Asset are subject to any Encumbrance as of the date of transfer to Buyer.

2.2	To the Seller’s best knowledge, it is not aware of other parties’ rights which would be infringed upon by the use of the System Assets by the Buyer subject to this Agreement.

2.3
The System Assets provided to Buyer are inclusive of all the versions of the System Assets (including the historical and latest versions, especially for the System Information, System IPR and System Software) created, possessed and obtained by the Seller.

3.	Intellectual Property Rights

3.1	The Subsidiary is the legal owner of the System IPRs.

3.2	To the Seller's and Subsidiary’s knowledge, none of the System IPRs are subject to any dispute, infringement and/or challenge.

3.3	All System IPRs are freely assignable without requiring any consent.

3.4
To the Seller's knowledge, none of the elements or activities of the System have infringed the Intellectual Property Rights of any person in circumstances which would entitle any person to make a claim against the Seller. The Seller has not received notice of any claim which alleges that the Seller is infringing such person's Intellectual Property Rights in relation to the System.

3.5	The System IPRs are not subject to any Encumbrance or any other rights exercisable by other parties, and the Seller is not obliged to grant any Encumbrance in respect of the System IPRs.

4.	Information Technology

4.1
If the Subsidiary is the legal and beneficial owner of the System Software, then the Subsidiary is the one and only legal and beneficial owner of such System Software; if the Subsidiary is not the legal and beneficial owner of any portion of the System Software or Platform Software, then the Subsidiary and its affiliates, including the Seller, have the contractual right to use, the System Software or Platform Software, free from Encumbrances and all other rights exercisable by other parties. The Seller has obtained all necessary rights from third parties to permit the Subsidiary and its affiliates, including the Seller to use the System Software and Platform Software exclusively and without restrictions and is able to cause the Subsidiary to transfer the System Software and Platform Software to the Buyer.

4.2
The Subsidiary licenses all software necessary to enable the System to continue in the ordinary course of business and the Seller is able to cause the Subsidiary to transfer such software to the Buyer.

4.3	The Seller is not aware of any fact, matter, event or circumstance which may adversely affect the continued use of the System Software or Platform Software by Buyer after Closing 2.

5.	Litigation

5.1
Neither the Seller nor any person for whom the Seller may be vicariously liable in relation to the System or the System Assets is engaged, concerned or involved in (whether as an applicant, respondent or otherwise) any litigation, arbitration or other proceedings relating to the System or the System Assets which are in progress, threatened or pending by or against the Seller or the System or any of the System Assets and there are no facts of circumstances known to the Seller likely to give rise to any such litigation, arbitration or other proceedings.

PART A – Buyer Warranties

1.1	The Buyer is a company duly incorporated and existing under the laws of British Virgin Islands.

1.2	The Buyer has all requisite corporate power and authority to enter into and perform this Agreement and all agreements and documents ancillary to it.

1.3	This Agreement and all agreements and documents ancillary to it constitute valid, legal, binding and enforceable obligations on the Seller.

1.4
To the knowledge of the Buyer, no order has been made, petition presented or resolution passed for the winding-up of the Buyer and no administration order or administration application or notice of appointment of or notice of intention to appoint an administrator has been made or issued in relation to the Buyer.

1.5
No receiver or administrative receiver has been appointed over any part of the business or assets of Buyer, no application has been made to the court for any such appointment, and no power of sale or power to appoint a receiver or administrative receiver under the terms of any charge, mortgage or security over the System Assets has become exercisable.

1.6
Performance by the Buyer of the terms of this Agreement and such agreements and documents ancillary to it do not and will not conflict with or result in a breach of any of the provisions of the Buyer memorandum or articles of association or any contractual, governmental or public agreement or other obligation made or given by the Buyer.